Exhibit 5.1

MEITAR LIQUORNIK GEVA & LESHEM BRANDWEIN | LAW OFFICES 16 Abba Hillel Silver Rd. Ramat Gan, 52506, Israel Tel. + 972 3 6103100 Fax. + 972 3 6103111 www.meitar.com

Dan Geva / Dr. Israel Leshem / Maya Liquornik / Israel Pfeffer / J. David Chertok / Dan Shamgar / Clifford M.J. Felig / Alon Gellert / Noam Sharon / Amos Goren / Moti Arad / Gidi Frishtik / Nadav Weisman / David S. Glatt / Yoram Movshovitz / Ronen Bezalel / Raanan Lerner / Michal Halperin / Renelle Joffe / Meir Akunis / Liat Schaffer / David Mirchin / Michael Rimon / Yoseph Cohen / Shaul Hayoun / Michael Haberman / Yoav Nahir / Aviv Avidan-Shalit / Tali Menashe / Debbie Kahila / Asaf Harel / Shira Azran / Ron Peleg / Amir Kaiser / Shaul Grossman / Yuval Sasson / William S. Galkin / Revital Peled / Jade Regavim / Ami H. Orkaby / Amir Raz / Odelia Nissan / Dan Tzafrir

Haim Machluf / Natalie Zukerman-Noy / Ronen Monosevich / Sara Shor / Adi Antler / Hila Silverstein / Naama Levi / Yael Weiss / Nurit Richulsky / Zehavit Tropper / Hodiya Schnider / Eran Pliskine / Shai Sharvit / Ariella Levita / Orit Tiger / Yael Kalman / Ilan Cohen / Efrat Haimi / Tal Paldi / Shlomit Wortzel / Adi Fremder / Yoav Friedmann / Liran Bar-Shalom / Sagit Chen / Hedvat Yanko / Avi Ben Moshe / Amit Yariv / Yuval Esteron / Daniel Sirkis / Rami Mor-Zehavi / Sarit C. Feld / Revital Kahlon / Lilach David-Timor / Keren Mizrahi / Keren Fienblit-Egozi / Gilad Schiff / Issar Birger / Moshe Orlin / Tomer Hill / Zehavit Azran-Kind / Talya Gerstler / Maya Kahanoff / Idit Farjun

Shay Erez / Tomer Sela / Amir Cohen / Shiri Torf / Olga Levit / Kobi Ben-Tzvi / Efrat Barak / Leora Heller / Einat Itzhak / Shai Bacal / Caroline Fligeltaub / Liat Hertzka / Moran Weizman / Nitsan Natanzon / Gilia Tamir / Dotan Barnea / Yannai Strauss / Noam Abehsera / Tsofnat Mazar / Shiran Kaplan / Assaf Farkash / Talia Naim / Michael Hoffman / Idan Tzror / Ronen Ziv / Tal Ascher
Of Counsel (Retired From Partnership) / Zvi Meitar / Dror Brandwein
Of Counsel / Dr. Michael Gellert - Notary / Giora Ungar Prof. Miguel Deutch / Iris Cibulski-Havilio

September 7, 2009

Cimatron Ltd.
11 Gush Etzion St.
Givat-Shmuel 54030, Israel

Gentlemen:

          We have acted as counsel to Cimatron Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) covering 6,620,310 ordinary shares of the Company, par value New Israeli Shekel 0.10 per share (the “Shares”), pursuant to (i) a registration rights agreement dated June 3, 2007 (the “DBSI Registration Rights Agreement”) by and among the Company and the shareholders party to such Agreement, and (ii) a registration rights agreement dated December 31, 2007 (the “Gibbs Registration Rights Agreement”, and together with the DBSI Registration Rights Agreement, the “Registration Rights Agreements”) by and among the Company and the shareholders party to such Agreement.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the Registration Rights Agreements and such other agreements, certificates, resolutions, minutes and other statements of corporate officers and other representatives of the Company and others and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion.

          In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Company’s board of directors and its audit committee which have been provided to us are true and accurate and have been properly prepared in accordance with the Company’s memorandum and articles of association and all applicable laws. In addition, we have assumed that the Company has received the full consideration for the Shares.

                    Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

          Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the appearance of our firm’s name under the caption “Validity of Securities” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

          This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Meitar Liquornik Geva & Leshem Brandwein